Exhibit 10.1
Execution Copy
STERLING CONSTRUCTION COMPANY, INC.
Peter E. MacKenna Employment Agreement

This Employment Agreement (this "Agreement") is entered into effective as of September 1, 2012, (the "Effective Date") by and between you, Peter E. MacKenna, and Sterling Construction Company, Inc. (hereinafter referred to as the "Company.")

Background

On August 23, 2012 you were elected by the Board of Directors as the Chief Executive Officer of the Company as of the Effective Date.  This Agreement is designed to set forth the terms and conditions on which you will serve in that capacity.

Therefore, for and in consideration of the foregoing recitals, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Term. Your employment under this Agreement shall commence on the Effective Date and will continue until terminated by you or by the Company as provided below.

2.
Title, Reporting Relationship, Responsibilities & Place of Employment.  Your title, position, reporting relationship, duties and responsibilities, and place of employment so long as you are an employee of the Company under this Agreement are all set forth on Exhibit A.  You shall devote your full working time to diligently carrying out those duties and responsibilities to the best of your abilities.  During your employment, you may participate in charitable activities and personal investment activities so long as such activities and any related directorships do not interfere with the performance of your duties and responsibilities hereunder.

3.	Compensation & Benefits. So long as you are an employee of the Company under this Agreement —

(a)	Salary. You shall be paid the salary set forth in Exhibit A.

(b)	Incentive Compensation. You shall be eligible to earn the annual incentive compensation in the amounts and pursuant to the terms and conditions set forth in Exhibit B.

(c)
Benefits.  You shall be entitled to the same health, life insurance, disability and other like benefits as are made available to the Company's senior managers generally, and on the same terms and conditions, and you shall be entitled to the paid vacation time set forth on Exhibit A.  Notwithstanding the foregoing, instead of coverage under the Company's health plan, you may elect to have the Company reimburse to you the cost of maintaining your health coverage of your former employer pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") as in effect from time to time.  At such time as your COBRA rights end or you elect to do so, you may be covered under the Company's health plan.

(d)
Business Expense Reimbursement.  You shall be reimbursed in accordance with the Company's business expense reimbursement policy from time to time in effect for all reasonable business expenses incurred by you in the performance of your duties and responsibilities.

(e)	Signing Bonus. Within thirty days of the Effective Date, the Company will pay you in cash $250,000 to reflect the loss of your 2012 incentive compensation at your prior employer.

(f)
Special Restricted Stock Grant. Within thirty days of the Effective Date, the Company will award you shares of the Company's common stock pursuant to the terms and conditions set forth in Exhibit C.  It shall be a condition of such award that you execute a copy of the agreement set forth in Exhibit C and the form of stock assignment attached to it.

(g)	Relocation. In connection with your move from New York to the Houston, Texas area, the Company will —

(i)
Pay directly (where practical) or reimburse you for the reasonable relocation costs incurred by you upon presentation of appropriate receipts (including but not limited to your travel, shipping, and other costs related to your family's relocation to the Houston, Texas area).

(ii)
Pay rent for you and your family's temporary housing in Houston, Texas for up to twelve months from the Effective Date.  In the event that you obtain permanent housing prior to the expiration of the twelve-month period, the Company will then commence to make the mortgage payments on your New York residence until it is sold or until the expiration of the twelve-month period, whichever occurs first.

(iii)
Guarantee the sale price of your New York residence in an amount equal to the average appraised value thereof.  The average appraised value of your New York residence for purposes of this Agreement is the average of the appraised value thereof as determined by a qualified appraiser retained by you, and the appraised value thereof as determined by a qualified appraiser retained by the Company.  Both appraisals will be made as of a date not more than thirty days after the Effective Date.  If your residence is not sold within twelve months following the Effective Date, the Company will arrange for its sale through a relocation company.  The Company shall also pay directly (where practical) or reimburse you for all costs and expenses incurred in connection with the sale of your New York residence and the purchase of a residence in the Houston, Texas area, including but not limited to closing costs, realtor fees, broker fees, mortgage taxes and other costs.

(iv)
Reimburse to you the amount of the income taxes payable by you on any of your relocation payments made by the Company and any reimbursements therefor made to you by the Company that constitute W-2 income to you.  For the avoidance of doubt, the Company will not reimburse to you any income taxes payable by you on the foregoing reimbursement of income taxes.

(h)	Legal Fees. The Company shall pay to your counsel the reasonable legal fees incurred by you in connection with reviewing, drafting and negotiating this Agreement.

4.	Indemnification.

(a)
You shall be indemnified by the Company with respect to claims made against you as a director, officer and/or employee of the Company and of any affiliate of the Company (as defined in Section 15(c)(iii), below) to the fullest extent permitted by the Company's charter and by-laws, and by the laws of the State of Delaware.

(b)
So long as the directors of the Company are themselves covered by a directors and officers liability insurance policy, the Company will ensure that in your capacity as an officer of the Company you are similarly covered at no cost to you.

5.	Confidential Information.

(a)
During your employment by the Company and thereafter, you shall not disclose to any person or entity Confidential Information (as defined below) except in the proper performance of your duties and responsibilities under this Agreement, or except as may be expressly authorized by the Board of Directors of the Company.

(b)
For purposes of this Agreement, "Confidential Information" is defined as any information of the Company or its affiliates that derives independent economic value from not being generally known or readily ascertainable by proper means, and includes, but is not limited to trade secrets, customer names and lists, vendor names and lists, employee names, titles and lists, business plans, marketing plans, non-public financial data, product specifications, as well as designs, inventions, discoveries, processes, drawings, documents, records, software, and includes, in addition, any information of a third party that is held by the Company and/or its affiliates under an obligation of confidentiality.

(c)
Notwithstanding the above, Confidential Information shall not include any contact information located on your rolodex (whether paper or electronic) prior to the commencement of employment with the Company, any information that is generally known in the industry or in the public domain, or becomes generally known through no fault of your own.

6.
Non-Compete Obligations.  For purposes of this Section 6 only, the term "the Company" shall include the Company's affiliates.  Your obligations with respect to competing with the Company and soliciting the Company's employees and customers (together the "Non-Compete Obligations") shall be as follows:

(a)
You shall not render services or advice, whether for compensation or without compensation, and whether as an employee, officer, director, principal, consultant or otherwise, to any person or organization with respect to any product or service that is competitive with —

(i)	A product or service of the Company —

(A)	With which during your employment by the Company you were actively engaged; or

(B)	Of which you had detailed knowledge; or

(ii)	Any planned business of the Company in which —

(A)	You had an active part in the planning; or

(B)	Of which you had detailed knowledge.

(b)
You shall not knowingly either directly or indirectly as agent or otherwise in any manner solicit, influence or encourage any customer of the Company to take away or to divert or direct its business to yourself or to any person or entity by or with which you are employed, associated, affiliated or otherwise related (other than the Company.)

(c)	You shall not knowingly recruit or otherwise solicit or induce any employee of the Company to terminate his or her employment, or otherwise cease his or her relationship with the Company.

(d)	The Non-Compete Obligations shall continue so long as you are an employee of the Company. After your employment terminates for any reason, the Non-Compete Obligations —

(i)
Shall continue for a period of twelve months or for the period, if any, with respect to which the Company is obligated to pay you your salary (whether or not payment is in a lump sum) whichever period is longer; and

(ii)
Shall apply in Texas and in any other state in which the Company received more than 10% of its annual revenues in the calendar year immediately preceding the calendar year in which your employment terminated.

7.	Termination by the Company. The Company may terminate your employment only pursuant to the following terms and on the following conditions:

(a)	Termination Without Cause. The Company may terminate your employment Without Cause (as defined below) by giving you ninety days' prior written notice thereof, in which event —

(i)	The Company shall to pay you in a lump sum your salary at the rate then in effect for a period of eighteen full calendar months (the "Severance Amount;") and

(ii)
Subject to the terms and conditions set forth in Exhibit B, the Company shall pay you the Annual Incentive Compensation set forth in Section 2 of Exhibit B that you would have earned had you remained an employee of the Company through the end of the calendar year in which your employment terminated and on the assumption that you satisfactorily completed all of your personal goals for such year and that the Company achieved the EPS Goal (as defined in Exhibit B) for such year.  The Annual Incentive Compensation amount described herein shall be paid to you according to the payment terms described in Exhibit B except that any of the provisions of Exhibit B to the contrary notwithstanding, any of such Annual Incentive Compensation that would otherwise be payable in shares of common stock of the Company shall be paid in cash.

(iii)
For the period with respect to which the Company is required to pay the Severance Amount, the Company shall continue to cover you under the medical and dental plans sponsored by the Company for its employees with the same coverage, if any, that you had immediately prior to the termination of your employment, provided that you remit to the Company on a timely basis an amount equal to the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage; and the Company shall reimburse you for any medical premium expenses incurred by you hereunder within thirty days after the date of your payment thereof.  To the extent that any medical or dental expense or in-kind benefits provided for under this Subsection (iii) are taxable to you in a given year, any such expense shall be reimbursed to you by the Company within thirty days of such expense being incurred, and any expenses reimbursed or in-kind benefits provided hereunder shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year.

(iv)	The Company shall permit you to purchase any insurance maintained by the Company for its own benefit on your life at its then cash surrender value.

(v)
Except for the severance benefits relating to a change of control of the Company that are set forth in Exhibit D, the foregoing severance benefits are the only benefits and payments to which you are entitled that arise out of the termination of your employment Without Cause.

(b)	Definition of Without Cause. Your employment shall be deemed to have been terminated by the Company Without Cause unless termination is for one of the following reasons:

(i)	Termination by reason of your becoming Permanently Disabled pursuant to Subsection (c), below;

(ii)	Termination by reason of your death pursuant to Subsection (d), below;

(iii)	Termination for Cause pursuant to Subsection (f), below; or

(iv)	Termination by you pursuant to Section 8(a) (Voluntary Resignation), below.

(c)	Termination for Permanent Disability. The Company may terminate your employment if you become Permanently Disabled (as defined below) in which event —

(i)	The Company shall pay you your salary then in effect through the date of termination to the extent not already paid; and

(ii)
Subject to the terms and conditions set forth in Exhibit B, the Company shall pay you a pro-rated amount of the Annual Incentive Compensation (as set forth in Section 2 of Exhibit B) that you would have earned had you remained an employee of the Company through the end of the calendar year in which your employment terminated and on the assumption that you satisfactorily completed all of your personal goals for such year and that the Company achieved the EPS Goal (as defined in Exhibit B) for such year, such pro-ration to be based on the number of days during such year that you were an employee of the Company.  The Annual Incentive Compensation amount described herein shall be paid to you according to the payment terms described in Exhibit B except that any of the provisions of Exhibit B to the contrary notwithstanding, any of such Annual Incentive Compensation that would otherwise be payable in shares of common stock of the Company shall be paid in cash.

(iii)
You shall be considered to have become Permanently Disabled if during any consecutive twelve-month period, because of ill health, or physical or mental disability, you shall have been continuously unable to perform your duties under this Agreement, in whole or in substantial part as determined in good faith by a physician specializing in the disability in question selected jointly by you and the Company (or if you and the Company cannot agree, by two physicians, one selected by you and one by the Company) for one hundred eighty consecutive days.  The phrase "substantial part" means your inability to perform and devote at least eight hours per work day to the performance of your duties and responsibilities.

(d)	Upon Your Death. In the event of your death during the term of this Agreement, your employment shall thereupon terminate and —

(i)	The Company shall pay your estate your salary then in effect through the date of your death to the extent not already paid; and

(ii)
Subject to the terms and conditions set forth in Exhibit B, the Company shall pay your estate a pro-rated amount of the Annual Incentive Compensation (as set forth in Section 2 of Exhibit B) that you would have earned had you remained an employee of the Company through the end of the calendar year in which you died and on the assumption that you satisfactorily completed all of your personal goals for such year and that the Company achieved the EPS Goal (as defined in Exhibit B) for such year, such pro-ration to be based on the number of days during such year that you were an employee of the Company.  The Annual Incentive Compensation amount described herein shall be paid to you according to the payment terms described in Exhibit B except that any of the provisions of Exhibit B to the contrary notwithstanding, any of such Annual Incentive Compensation that would otherwise be payable in common stock of the Company shall be paid in cash.

(e)
In the event of the termination of your employment Without Cause by reason of your becoming Permanently Disabled, or by reason of your death prior to execution of a contract of sale of your residence in New York State, the Company shall pay directly (where practical) or reimburse the reasonable relocation costs incurred by you and/or your family upon presentation of appropriate receipts (including but not limited to your travel, shipping, and other costs related to relocation back to New York.)

(f)
Termination for Cause.  The Company may terminate your employment for Cause (as defined below) by giving you written notice of termination.  In the event of the termination of your employment for Cause, the Company shall pay you any of your accrued but unpaid salary through the date of termination and any other amounts required to be paid by applicable law through that date.  For the avoidance of doubt, no incentive compensation of any kind shall be payable to you that had not already been paid to you on the date your employment is terminated for Cause.

(i)	Definition of Cause. For purposes of this Section 7(f), "Cause" for termination of your employment shall mean any one or more of the following:

(A)	Your gross neglect of your duties, gross negligence in the performance of your duties, or your refusal to perform your duties.

(B)
Your unsatisfactory performance of your duties that is not cured within thirty working days after written notice is given to you specifically identifying each reason why your performance is unsatisfactory and what you can do to cure such unsatisfactory performance.

(C)	Any act of theft or other dishonesty by you, including any intentional misapplication of the Company's or its affiliates' funds or other property.

(D)
Your conviction of any criminal activity not described in the immediately preceding Subsection (C), or participation in any activity involving moral turpitude that is or could reasonably be expected to be injurious to the business or reputation of the Company.

(E)	Your immoderate use of alcohol and/or the use of non-prescribed narcotics that adversely and materially affect the performance of your duties.

(F)	Your material breach of Section 10 (Company Policies), below.

8.	Termination by You of Your Employment.

(a)
Voluntary Resignation.  You may resign your employment with the Company on ninety days' prior written notice to the Company (the "90-Day Notice Period.")  Upon receipt of a notice of resignation, the Company may accelerate the effective date of your resignation to any date within the 90-Day Notice Period; and/or may deem your notice of resignation a resignation as a director of the Company and a resignation by you of any one or more of the offices then held by you in the Company, and any one or more of the directorships and offices then held by you in the Company's affiliates, in each case to be effective on any date or dates within the 90-Day Notice Period, but the Company shall nevertheless pay you your then current salary for the ninety-day period.

(i)	In the event you resign your employment, you will be paid your accrued but unpaid salary through the effective date of your resignation.

(ii)	In the event your resignation becomes effective before the end of a calendar year, no incentive compensation of any kind shall be paid to you with respect to such year or any subsequent year.

(iii)
In the event that your resignation becomes effective at or after the end of the calendar year in which you gave notice of your resignation, you shall be entitled to any earned Annual Incentive Compensation for such calendar year without regard to your having given a notice of resignation.

(iv)	No incentive compensation of any kind shall be payable to you with respect to the calendar year or years following the calendar year in which you give notice of your resignation.

(b)
Constructive Termination.  You may terminate your employment if (i) the Company commits a Breach (as defined below) of this Agreement; and (ii) you give the Company detailed written notice of the Breach within thirty days after the occurrence thereof; and (iii) the Company fails to cure the Breach within thirty days after the receipt of such notice or, if the nature of the Breach is such that it cannot practicably be cured in thirty days, if the Company shall fail to diligently and in good faith commence a cure of the Breach within such thirty-day period.

(i)
In the event you terminate your employment by reason of a Breach by the Company, the termination shall be deemed for purposes of this Agreement to be a termination by the Company Without Cause, and the Company shall be required to perform all of its obligations described in Section 7(a)(i) through Section 7(a)(iv), above.

(ii)
For purposes of this Section 8(b), "Breach" shall mean the occurrence of any of the following: (A) a material diminution in your duties, responsibilities, title or authority, or a change in your reporting relationship provided for in this Agreement; (B) you are not nominated for election by the stockholders of the Company as a director; (C) you are required by the Company, without your agreement, to relocate your principal office outside of Harris County and its contiguous counties; (D) a material reduction in your then current salary; (E) the methodology and/or computation, (but not the goals) of your Annual Incentive Compensation are materially and adversely changed; or (F) a material breach by the Company of any other material term or condition of this Agreement.  For the avoidance of doubt, it shall not be a Breach of this Agreement if all or substantially all of the Company's assets or outstanding shares of capital stock are acquired by one or more third parties and after such acquisition, you retain substantially the same duties, responsibilities and compensation that you had prior to such event, notwithstanding that the Company's common stock is no longer publicly traded or that the Company becomes a subsidiary or division of another entity.

9.
Change of Control.  In the event of a change of control of the Company, you will be entitled, under certain circumstances, to additional severance compensation according to the terms and conditions of Exhibit D.

10.
Company Policies.  In addition to the terms and conditions contained in this Agreement, you shall abide by all of the Company's written policies from time to time in effect provided that you had reasonable notice of any change in such policies.

11.
Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed given by a party when hand delivered to the other party against a receipt therefor, or when deposited with a delivery service that provides next-business-day delivery and proof of delivery, in either case, addressed as follows:

If to the Company at: Sterling Construction Company, Inc. 20810 Fernbush Lane Houston, Texas 77073 Attention: Board of Directors	With a copy to: Roger M. Barzun 60 Hubbard Street Concord, Massachusetts 01742
If to you, at your most recent home address as shown in the Company's employment records.	With a copy to: Wendi S. Lazar, Esq. Outten & Golden LLP 3 Park Avenue, 29th Floor New York, NY 10016
or to such other persons or addresses as may be designated in writing by the party to receive such notice.

12.
Severability.  If any provision or part of a provision of this Agreement is finally declared to be invalid by any tribunal of competent jurisdiction, such part shall be deemed automatically adjusted, if possible, to conform to the requirements for validity, but, if such adjustment is not possible, it shall be deemed deleted from this Agreement as though it had never been included herein.  In either case, the balance of any such provision and of this Agreement shall remain in full force and effect.  Notwithstanding the foregoing, however, no provision shall be deleted if it is clearly apparent under the circumstances that either or both of the parties would not have entered into this Agreement without such provision.

13.	Survival. Notwithstanding the expiration or earlier termination of this Agreement or of your employment for any reason, the following shall survive such expiration or termination:

(a)	Section 5 (Confidential Information;)

(b)	Section 6 (Non-Compete Obligations;)

(c)	Any right or obligation that accrued prior to such expiration or termination; and

(d)	Any other obligation of a party that by its terms is to be performed or is to have continued effect after expiration or termination.

14.	Proration. Any amount payable to you under this Agreement for a period shorter than the period for which it is provided herein shall be pro-rated on a daily basis using a 365-day year.

15.	Miscellaneous.

(a)	Withholdings. All compensation of any kind payable under this Agreement shall be subject to all legally-required withholdings and deductions as determined in good faith by the Company.

(b)
Entire Agreement.  This Agreement together with the exhibits referred to herein contains the entire understanding of the parties on the subject matter hereof and supersedes all other documents on the subject hereof, including any term sheets; shall not be amended, except by written agreement of the parties signed by each of them; shall be binding upon, and inure to the benefit of, the parties and their personal representatives, successors and permitted assigns; and shall not be assignable by either party without the prior written consent of the other party, except that the Company may assign this Agreement to any entity acquiring substantially all of the stock, business or assets of the Company, provided that the acquiror assumes in writing all of the Company's obligations hereunder.

(c)	Construction.

(i)
Each party has read and understood this Agreement and each party has had an opportunity to review this Agreement with counsel.  Accordingly, each provision of this Agreement shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of such provision.

(ii)	The words "herein," "hereof," "hereunder," "hereby," "herewith" and words of similar import when used in this Agreement shall be construed to refer to this Agreement as a whole.

(iii)	An "affiliate" of the Company is any entity controlling, controlled by, or under common control with, the Company.

(iv)	The words "include" "includes" "including" and words of similar import shall mean considered as part of a larger group and not limited to any one or more enumerated items.

(d)
Prior Dealings etc.  No representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith or usage of the trade that is not expressly incorporated herein shall be binding on the parties.

(e)
Waiver.  The failure to insist upon strict compliance with any term, covenant or condition contained herein shall not be deemed a waiver of such term, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.  No term or condition hereof shall be waived unless in writing by the party to be bound by such waiver;

(f)	Captions. The captions of the paragraphs herein are for convenience only and shall not be used to construe or interpret this Agreement.

(g)
Counterparts & Execution.  This Agreement may be executed in multiple counterparts, each of which may be considered an original, but all of which together shall constitute but one and the same instrument.  This Agreement when signed by a party may be delivered by facsimile transmission with the same force and effect as if the same were an executed and delivered original, manually-signed counterpart.

(h)
No Guarantee of Tax Consequences.  You shall be solely responsible for and liable for any taxes (including but not limited to any interest or penalties) as a result of any payments made to you under this Agreement, and the Company makes no commitment or guarantee that any particular federal, state or local tax treatment will apply or be available hereunder.  Nothing in this Section 15(h) shall be construed to affect your right to the reimbursement of certain income taxes that are expressly provided for herein.

(i)
Governing Law & Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the domestic laws of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of Texas or of any other jurisdiction) that would cause the application hereto of the laws of any jurisdiction other than Texas.  Any judicial proceeding brought against a party to this Agreement or any dispute arising out of this Agreement or matter related hereto shall be brought in the state courts of Harris County, Texas, and each party accepts the exclusive jurisdiction of such courts.

16.	Compliance with Section 409A of the Code.

(a)
To the extent that any payment to you under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986 (the "Code") this Agreement shall be operated in compliance with the applicable requirements of Section 409A of the Code ("Section 409A") and its corresponding regulations and related guidance with respect to the payment in question.  Notwithstanding anything in this Agreement to the contrary, any payment under this Agreement that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A.  To the extent that any provision of this Agreement would cause a conflict with the requirements of Section 409A, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law, and the Company may modify this Agreement in such a manner as to comply with such requirements without your consent.

(b)
If you are a key employee (as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof)) except to the extent permitted under Section 409A, no benefit or payment that is subject to Section 409A (after taking into account all applicable exceptions to Section 409A, including but not limited to the exceptions for short-term deferrals and for separation pay only upon an involuntary separation from service) shall be made under this Agreement on account of your separation from service (as defined in Section 409A) with the Company until the later of —

(i)	The date prescribed for payment in this Agreement; and

(ii)	The first day of the seventh calendar month that begins after the date of your separation from service (or, if earlier, the date of your death.)

(c)
All payments that were delayed by reason of the application of the date prescribed by Section 16(b)(ii), above (the "Section 16(b)(ii) Date") shall be aggregated and paid to you on the Section 16(b)(ii) Date in a lump sum together with interest computed from the date each such payment would have first been paid to you absent the application of the Section 16(b)(ii) Date until paid using the Non-LIBOR rate of interest the Company would have paid had it borrowed the amount of the payment under its revolving line of credit.  After the Section 16(b)(ii) Date, the Company shall pay any other amounts provided for herein to the extent and in the manner provided in this Agreement.

(d)
To the extent that any payment to you under this Agreement is payable on account of the termination of your employment with the result that the income tax under Section 409A of the Code would apply or be imposed on such payment, but where such tax would not apply or be imposed if the meaning of the term "termination" included and met the requirements of a "separation from service" within the meaning of Treas. Reg. §1.409A 1(h), then the term "termination" herein shall mean, but only with respect to the income so affected, an event, circumstance or condition that constitutes both a "termination" as defined in the preceding sentence and a "separation from service" within the meaning of Treas. Reg. §1.409A-1(h).

In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

Sterling Construction Company, Inc.

By:	/s/ Maarten D. Hemsley	/s/ Peter E. MacKenna
	Maarten D. Hemsley Lead Director	Peter E. MacKenna